Exhibit 3.1

CERTIFICATE OF DESIGNATIONS OF

SERIES C PREFERRED STOCK

OF GLOBAL CLEAN ENERGY HOLDINGS, INC.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware:

gLOBAL CLEAN ENERGY HOLDINGS, INC., a Delaware corporation, certifies that pursuant to the authority contained in its Certificate of Incorporation, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors duly approved and adopted on February 23, 2022 the following resolution, which resolution remains in full force and effect on the date hereof:

RESOLVED, that a series of Preferred Stock, par value $0.001 per share, of the Corporation be, and hereby is, created, and that the designation and number of shares thereof and the voting and other powers, preferences, and relative, participating, optional or other rights of the shares of such series and the qualifications, limitations and restrictions thereof are as follows:

SECTION 1.     Designation and Amount; Ranking.

(a)          There shall be created from the 50,000,000 shares of preferred stock, par value $0.001 per share, of the Corporation authorized to be issued pursuant to the Certificate of Incorporation, a series of preferred stock, designated as the “Series C Preferred Stock,” par value $0.001 per share (“Series C Preferred Stock”), and the authorized number of shares of Series C Preferred Stock shall be 145,000 shares. Shares of Series C Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation (or any other Redeeming Party) shall be cancelled, shall revert to authorized but unissued shares of Series C Preferred Stock and shall not be reissued except as permitted under Section 4(b)(vi) and subject to Section 11.

(b)          The Series C Preferred Stock, with respect to dividend rights and rights upon the liquidation, winding-up or dissolution of the Corporation, ranks: (i) senior in all respects to all Junior Stock; (ii) on a parity in all respects with all Parity Stock; and (iii) junior in all respects to all Senior Stock, in each case as provided more fully herein. In the event of the merger or consolidation of the Corporation into another corporation that does not give rise to the mandatory redemption obligations set forth in Section 7, the Holders shall maintain their relative rights, powers, designations, privileges and preferences provided for herein following such merger or consolidation.

SECTION 2.     Definitions.

As used herein, the following terms shall have the following meanings:

“1.85x MOIC” shall mean an amount equal to the product of (i) 1.85 multiplied by (ii) the Original Issuance Price, as such Original Issuance Price shall be adjusted as set forth in this Certificate of Designations.

“2x MOIC” shall mean an amount equal to the product of (i) 2.00 multiplied by (ii) the Original Issuance Price, as such Original Issuance Price shall be adjusted as set forth in this Certificate of Designations.

“Acceptance Notice” shall have the meaning set forth in Section 7(a).

“Accepting Holders” shall have the meaning set forth in Section 7(a).

“Accrued Dividends” shall mean, with respect to any share of Series C Preferred Stock, as of any date, the accrued and unpaid dividends on such share from, and including, the most recently preceding fiscal quarter (or the Issue Date, if such date is prior to the first full fiscal quarter Dividend Payment Date) to, but not including, such date.

“Accumulated Dividends” shall mean, with respect to any share of Series C Preferred Stock, as of any date, the aggregate amount of accrued and unpaid dividends added to the Original Issuance Price in accordance with Sections 3(a), 3(b) and 3(c).

“Affiliate” shall have the meaning ascribed to it, on the date hereof, in Rule 405 under the Securities Act.

“Annual Operating Budget” shall have the meaning set forth in Section 12(a).

“Approved Budget” means the Annual Operating Budget of the Corporation, as approved by the Board of Directors pursuant to Section 12(a) and the Major Holders pursuant to Section 4(b)(xvi).

“Authorized Party” shall have the meaning set forth in Section 9(a)(ii).

“Bankruptcy Event” shall mean, with respect to the Corporation or any Subsidiary: (a) commencement of any case, proceeding or other voluntary action seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, arrangement, adjustment, winding-up, reorganization, dissolution, composition under any Bankruptcy Law or other relief with respect to it or its debts; (b) applying for, or consent or acquiescence to, the appointment of, a receiver, administrator, administrative receiver, liquidator, sequestrator, trustee or other official with similar powers for itself or any substantial part of its assets; (c) making a general assignment for the benefit of its creditors; (d) commencement of any involuntary case seeking liquidation or reorganization of the Corporation or such Subsidiary, as applicable, under any Bankruptcy Law, or seeking issuance of a warrant of attachment, execution or distraint, or commencement of any similar proceedings against the Corporation or such Subsidiary, as applicable, under any other applicable law and the petition commencing the involuntary case is not dismissed within sixty (60) days of its filing; (e) entry of a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, administrator, administrative receiver, liquidator, sequestrator, trustee or other official having similar powers, over the Corporation or such Subsidiary, as applicable, or all or a part of its property; (f) admission by the Corporation or any Subsidiary of its insolvency and inability to pay its debts generally as they come due or (g) the granting of any other similar relief against the Corporation or such Subsidiary, as applicable, under any applicable Bankruptcy Law, the Corporation or such Subsidiary, as applicable, filing a petition or consent or shall otherwise institute any similar proceeding under any other applicable law, or the Corporation or such Subsidiary, as applicable, taking any action in furtherance of, or indicating its consent to, approval of, or acquiescence in any of the acts set forth above in this definition.

“Bankruptcy Law” shall mean title 11 of the United States Code, 11 U.S.C. §§ 101 et. seq. or any similar federal or state law.

“Board of Directors” shall mean the Board of Directors of the Corporation or, with respect to any action to be taken by the Board of Directors, any committee of the Board of Directors duly authorized to take such action.

“Business Day” shall mean Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of California shall not be regarded as a Business Day.

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“Camelina” means the camelina, regardless of form (whether seed, grain or oil), developed, cultivated, produced, owned, and sold, by or on behalf of, the Corporation or its Affiliate.

“Capital Raise Redemption” shall have the meaning set forth in Section 6(a).

“Capital Stock” shall mean any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) stock issued by the Corporation.

“Cash Dividends” shall have the meaning set forth in Section 3(a).

“Certificate of Incorporation” shall mean the Certificate of Incorporation of the Corporation, as modified by this Certificate of Designations, as further amended or amended or restated in accordance with applicable law and this Certificate of Designations.

“Certificated Series C Preferred Stock” shall have the meaning set forth in Section 9(b)(i).

“Change of Control” shall mean the occurrence of any of the following:

(i)          the direct or indirect sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the properties or assets of the Corporation and its Subsidiaries, taken as a whole, to one or more Persons;

(ii)         the consummation of any transaction (including, without limitation, pursuant to a merger, consolidation or other business combination), the result of which is that any one or more Persons either becomes (A) the “beneficial owner” (as defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the voting power of the Corporation or (B) otherwise acquires the right to designate more than 50% of the members of the Board of Directors; provided, however, solely for purposes of this subsection (ii), a “Person” shall include, in connection with a direct merger of a publicly traded entity with the Corporation, the shareholders of such publicly traded entity with whom the Corporation merges; or

(iii)        the consummation of any other transaction or series of transactions (whether by recapitalization, merger or otherwise) in which the Corporation (or a Subsidiary (immediately prior to such transaction)) is not the survivor or successor entity.

Notwithstanding the foregoing, none of the transactions described in subsections (ii) or (iii) shall be deemed to be a Change of Control if the holders of Common Stock immediately prior to such transaction continue to own, directly or indirectly, more than 50% of the voting power of the outstanding Capital Stock of the surviving corporation or transferee, as the case may be, or the parent entity thereof, immediately after the completion of such transaction, or has the ability to designate more than 50% of the members of the Board of Directors of the parent entity thereof. In addition, in no event will either the (i) Majority Right set forth in Section 4(d) or (ii) exercise of Equity Interests issued pursuant to the Purchase Agreement, constitute a Change of Control.

“Change of Control Redemption Notice” shall have the meaning set forth in Section 7(c).

“close of business” shall mean 5:00 p.m. (New York City time).

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“Common Stock” shall mean the common stock, par value $0.001 per share, of the Corporation or any other Capital Stock of the Corporation into which such Common Stock shall be reclassified or changed.

“Corporation” shall mean Global Clean Energy Holdings, Inc., a Delaware corporation.

“Corporation Redemption Date” shall have the meaning set forth in Section 6(a).

“Corporation Redemption Notice” shall have the meaning set forth in Section 6(a)(ii).

“Corporation Redemption Price” shall mean, at any time of determination, an amount of cash that would be required to result in all cash distributions (including Cash Dividends and the amount of cash paid at the time of redemption), in the aggregate, paid to the holder(s) of each share of Series C Preferred Stock since its issuance, equaling the greater of (i) the Liquidation Preference and (ii) (x) until the second anniversary of its issuance, an amount equal to 1.85x MOIC and (y) from and after the second anniversary of its issuance, an amount equal to 2x MOIC.

“Default Rate” shall have the meaning set forth in the definition of Dividend Rate.

“Deferral Period” shall have the meaning set forth in Section 3(b).

“Dividend Accrual” shall have the meaning set forth in Section 3(b).

“Dividend Payment Date” shall mean the date that is five (5) Business Days after the end of each fiscal quarter of the Corporation, unless the Board of Directors designates an earlier date for any given fiscal quarter.

“Dividend Rate” shall mean, as of the date of the determination, the rate per annum of 15%, compounded quarterly; provided, however, that upon the occurrence of a Shortfall Event, the Dividend Rate for the applicable fiscal quarter which gave rise to such Shortfall Event and for the fiscal quarter immediately following such Shortfall Event shall mean, or shall be deemed to mean, the rate per annum of 20%, compounded quarterly (such rate, the “Default Rate”) and (ii) upon the occurrence of an Event of Default, the Dividend Rate thereafter shall mean the Default Rate.

“Dividend Record Date” shall mean, with respect to any fiscal quarter of the Corporation and applicable Dividend Payment Date, the record date (which shall be a Business Day) set by the Board of Directors for holders eligible to receive any dividend declared for such fiscal quarter.

“Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, convertible debt instruments, equity appreciation rights or interests, phantom equity, participation or other equivalents of or interests in (however designated) equity of such Person or any purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other rights to purchase, acquire or redeem, or that would require such Person to issue, sell or otherwise cause to become outstanding capital stock or other equity interests, including any preferred stock, any limited or general partnership interest, any limited liability company membership interest and any unlimited liability company membership interests.

“Event of Default” shall mean the occurrence of any of the following:

(a)          The failure of the Corporation to redeem or offer to redeem any share of the Series C Preferred Stock for a cash purchase price equal to the Corporation Redemption Price in accordance Section 6 or Section 7, to the extent required pursuant to the terms of Section 6 or Section 7;

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(b)          the occurrence of (i) two (2) or more Shortfall Events within any twelve (12) month period or (ii) the occurrence of three (3) or more Shortfall Events within any twenty-four (24) month period;

(c)          the Corporation affirmatively takes any action referred to in Section 4(b) without first obtaining the required consent or approval of the requisite Holders as specifically set forth therein;

(d)          a final judgment or judgments for the payment of money in excess of $10,000,000 is rendered against the Corporation and/or any of its Subsidiaries and which judgments are not, within thirty (30) days after the entry thereof, bonded, discharged, settled or stayed pending appeal, or are not discharged within thirty (30) days after the expiration of such stay;  provided, however, any judgment which is covered by insurance or an indemnity from a creditworthy party reasonably acceptable to the Major Holder shall not be included in calculating the $10,000,000 amount set forth above so long as the Corporation provides each Holder a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to the Major Holder) to the effect that such judgment is covered by insurance or an indemnity and the Corporation or such Subsidiary (as the case may be) will receive the proceeds of such insurance or indemnity within thirty (30) days of the issuance of such judgment; or

(e)          the Corporation breaches any material term, covenant or agreement contained in the Certificate of Incorporation, the bylaws of the Corporation, or this Certificate of Designations, and such breach continues for a period of ten (10) Business Days after the time in which an Officer first becomes aware (or should have reasonably been expected to become aware in connection with managing the business of the Corporation and its Subsidiaries) of such breach. For the avoidance of doubt, the Officers shall be deemed to have knowledge of any such breach upon receipt by the Corporation of written notice from any Holder notifying the Corporation of such breach.

“Event of Default Redemption Notice” shall have the meaning set forth in Section 7(a).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“ExxonMobil” shall mean ExxonMobil Renewables LLC and its successors and permitted assigns, provided that such successor or permitted assign is a Subsidiary or Affiliate of ExxonMobil Renewables LLC, and, in each case, for only so long as such Person is a Holder.

“Holder” and, unless the context requires otherwise, “holder” shall each mean the Person in whose name the shares of Series C Preferred Stock are registered, which may be treated by the Corporation and the Transfer Agent as the absolute owner of the shares of Series C Preferred Stock for the purpose of making payment hereunder and for all other purposes.

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than trade liabilities and intercompany liabilities incurred in the ordinary course of business and maturing within 365 days after the incurrence thereof, excluding any such trade liability or intercompany liability that is past due), (e) all guarantees by such Person of such Indebtedness and (f) all capital lease obligations of such Person.

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“Insolvency” means, with respect to a Person, that such Person is unable to pay their debts as they become due.

“Issue Date” shall mean the original date of issuance of the Series C Preferred Stock, which shall be the date that this Certificate of Designations is filed with the Secretary of State of the State of Delaware.

“Junior Stock” shall mean all classes of the Corporation’s Common Stock and existing classes of preferred stock, and each other class of Capital Stock or series of preferred stock established after the Issue Date by the Board of Directors, the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Series C Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Corporation.

“Liquidation Event” shall have the meaning set forth in Section 5(a).

“Liquidation Preference” shall mean, with respect to each share of Series C Preferred Stock, Original Issuance Price, as further adjusted as set forth in this Certificate of Designations, in each case to the date of payment of the Liquidation Preference.

“Major Holder” shall mean, as of the applicable time, ExxonMobil, as well as the Holders holding at least 33% of the issued and outstanding Series C Preferred Stock, together with any successors, transferees or assigns; provided, that for purposes of determining the eligibility of a Person as a “Major Holder” and the availability of the rights granted thereto, all securities held or acquired by Affiliated entities (including Affiliated investment funds) or Persons shall be aggregated together and all such Persons shall designate one (1) such holder to be the Major Holder for such Affiliated entities.

“Majority Right” shall have the meaning set forth in Section 4(d).

“Mandatory Redemption Date” shall have the meaning set forth in Section 7(a).

“Minority Holder Representative” means a representative designated in writing to the Company by the holders of a majority of the shares of Series C Preferred Stock held by Holders other than the Major Holders.

“National Securities Exchange” shall mean an exchange registered with the SEC under Section 6(a) of the Exchange Act.

“New Preferred Securities” shall have the meaning set forth in Section 11(a).

“New Securities” shall have the meaning set forth in Section 11(a).

“New Series C Preferred Securities” shall have the meaning set forth in Section 11(a).

“Officer” shall mean the Chief Executive Officer, the President, the Chief Financial Officer, any Executive Vice President, or the Secretary, and any other officer of the Corporation or its Subsidiaries.

“OpCo Credit Agreement” means that certain Credit Agreement, dated as of May 4, 2020, by and among BKRF OCB, LLC, as borrower, BKRF OCP, LLC, as “Holdings”, the lenders party thereto and Orion Energy Partners TP Agent, LLC, as administrative agent, as amended, modified or supplemented by that certain (a) Amendment No. 1 to Credit Agreement and Waiver, dated as of July 1, 2020, (b) Amendment No. 2 to Credit Agreement, dated as of September 28, 2020, (c) Waiver No. 2 to Credit Agreement, dated as of March 26, 2021, (iii) Amendment No. 3 to Credit Agreement, dated as of March 26, 2021, (d) Amendment No. 4 to Credit Agreement, dated as of May 19, 2021, (e) Amendment No. 5 to Credit Agreement, dated as of July 29, 2021, (f) Amendment No. 6 to the Credit Agreement, dated as of December 20, 2021, (g) Amendment No. 7 to the Credit Agreement, dated as of the date hereof, and (h) as further amended, modified, supplemented or Refinanced from time to time.

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“Original Issuance Price” shall mean $1,000 per share of Series C Preferred Stock, as adjusted pursuant to Sections 3(a), 3(b) and 3(c).

“Ownership Notice” shall mean the notice of ownership of Capital Stock containing the information required to be set forth or stated on certificates pursuant to the Delaware General Corporation Law and, in the case of an issuance of Capital Stock pursuant to the terms hereof, in substantially the form attached hereto as Exhibit B.

“Parity Stock” shall mean any class of Capital Stock or series of preferred stock established after the Issue Date by the Board of Directors, the terms of which expressly provide that such class or series will rank on a parity with the Series C Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Corporation.

“Paying Agent” shall mean the Transfer Agent, acting in its capacity as paying agent for the Series C Preferred Stock, and its successors and assigns, or any other Person appointed to serve as paying agent by the Corporation.

“Person” shall mean any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof.

“Preferred Committee Observer” shall have the meaning set forth in Section 4(d).

“Preferred Director” shall have the meaning set forth in Section 4(d).

“Principal Business” means the business of refining, processing, blending, altering, producing, marketing, distributing (at wholesale or retail), storing, shipping, transporting and generating renewable fuels, and the development, advancement, and support functions of feedstock and related infrastructure and related technologies, in each case conducted in both the United States and outside the United States.

“Project” means the conversion, operation and maintenance by the Corporation and its relevant Subsidiaries of a refinery in Bakersfield, California owned and operated by its Subsidiary, Bakersfield Renewable Fuels, LLC, to be able to refine various non-hydrocarbon based feedstocks, including Camelina, into refined fuels and products.

“Purchase Agreement” means that certain Securities Purchase Agreement, dated as of February 2, 2022, by and among the Corporation and the investors party thereto.

“Redeeming Party” shall have the meaning set forth in Section 7(a).

“Refinance” means, in respect of any Indebtedness or the agreement or contract pursuant to which such Indebtedness is incurred, (a) such Indebtedness (in whole or in part) or related agreement or contract as extended, renewed, defeased, amended, amended and restated, refinanced, replaced, refunded or repaid other than scheduled prepayments or at maturity and (b) any other Indebtedness issued in exchange or replacement for or to refinance such Indebtedness, in whole or in part, whether with the same or different lenders, arrangers and/or agents and whether with a larger or smaller aggregate principal amount and/or a longer or shorter maturity, in each case to the extent permitted (or, if not addressed therein, not prohibited) at the time of such Refinancing. “Refinanced” and “Refinancing” shall have correlative meanings.

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“Related Person” shall have the meaning set forth in Section 4(b)(xv).

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Senior Management” shall mean, as of the Issue Date, each of Richard Palmer, Ralph Goehring and Noah Verleun; provided that the foregoing shall cease to be Senior Management on the date they are no longer serving in the positions in which they served on the Issue Date, in which case Senior Management shall be their respective successors.

“Senior Stock” shall mean each class of Capital Stock or series of preferred stock established after the Issue Date by the Board of Directors, the terms of which expressly provide that such class or series will rank senior to the Series C Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Corporation.

“Series C Preferred Stock” shall have the meaning set forth in Section 1(a).

“Shortfall Event” shall have the meaning set forth in Section 3(a).

“Subsidiary” shall mean, as to any Person, any corporation or other entity of which: (a) such Person or a Subsidiary of such Person is a general partner or, in the case of a limited liability company, the managing member or manager thereof; (b) more than 50% of the outstanding equity interest having by the terms thereof ordinary voting power to elect a majority of the board of directors or similar governing body of such corporation or other entity (irrespective of whether or not at the time any equity interest of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more of its Subsidiaries; or (c) any corporation or other entity as to which such Person consolidates for accounting purposes. For the avoidance of doubt, references to a “Subsidiary” shall mean all direct and indirect subsidiaries of such Person.

“Tag-Along Right” shall have the meaning set forth in Section 10(a).

“Tag-Along Transferor” shall have the meaning set forth in Section 10(a).

“Third Party Purchaser” shall have the meaning set forth in Section 10(a).

“Trading Day” shall mean a day during which trading in securities generally occurs on the Nasdaq Stock Market LLC or, if the Common Stock is not listed on the Nasdaq Stock Market LLC, on the principal other national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not listed on a national or regional securities exchange, on the principal other market on which the Common Stock is then quoted or traded. If the Common Stock is not so listed or traded, “Trading Day” shall mean a Business Day.

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“Transfer Agent” shall mean Colonial Stock Transfer Co., Inc., acting as the Corporation’s duly appointed transfer agent, registrar and dividend disbursing agent for the Series C Preferred Stock, and its successors and assigns, or any other person appointed to serve as transfer agent, registrar and dividend disbursing agent by the Corporation.

“Warrants” shall have the meaning given to such term in the Purchase Agreement.

SECTION 3.     Dividends.

(a)          Each Holder shall be entitled to receive, with respect to each share of Series C Preferred Stock held by such Holder out of funds legally available for payment, cash dividends (“Cash Dividends”) on the Liquidation Preference in effect immediately after the last day of the immediately prior fiscal quarter of the Corporation (or if there has been no prior full fiscal quarter, the Issue Date), computed on the basis of the actual days lapsed over a 365 day year, at the Dividend Rate. To the extent the Board of Directors so declares, Cash Dividends shall be payable in arrears on each Dividend Payment Date for the fiscal quarter ending immediately prior to such Dividend Payment Date (or with respect to the first Dividend Payment Date, for the period commencing on the Issue Date and ending on the last day of the fiscal quarter following the Issue Date), to the Holders as they appear on the Corporation’s stock register at the close of business on the relevant Dividend Record Date. Dividends on the Series C Preferred Stock shall accumulate and become Accrued Dividends on a day-to-day basis from the last day of the most recent fiscal quarter, or if there has been no prior full fiscal quarter, from the Issue Date, until Cash Dividends are paid pursuant to this Section 3(a) in respect of such accumulated amounts or the Original Issuance Price is increased in respect of such accumulated amounts pursuant to Section 3(b) or Section 3(c). Except with respect to a Dividend Accrual during the Deferral Period as provided in Section 3(b), if the Corporation fails to pay in full in cash to the Holders a Cash Dividend in an amount equal to the product of the Liquidation Preference multiplied by the Dividend Rate for a fiscal quarter, which such failure is not cured within ninety (90) days after the applicable Dividend Payment Date, (a “Shortfall Event”), then (i) for the avoidance of doubt, the Default Rate shall be deemed to apply with respect to the Dividend Rate for calculating such shortfall in such Shortfall Event (calculated as of the applicable Dividend Payment Date) and (ii) the amount of such shortfall shall thereafter be deemed to be an Accumulated Dividend and increase the Original Issuance Price.

(b)          Notwithstanding anything to the contrary in Section 3(a), until March 31, 2024 (the “Deferral Period”), if the Corporation does not pay a dividend in cash, (i) the Corporation shall accrue all or any portion of such dividend to the account of such Holders at the Dividend Rate and (ii) have such dividend be deemed an Accumulated Dividend that is added to the Original Issuance Price for all purposes of this Certificate of Designations (a “Dividend Accrual”). If, during the Deferral Period, the Corporation elects to declare and pay a portion, but not all, of a dividend in cash, then the amount of such dividend paid in cash shall be allocated among the Holders in proportion to the number of shares of Series C Preferred Stock held by each Holder.

(c)          Notwithstanding anything herein to the contrary, if any shares of Series C Preferred Stock are redeemed by the Corporation in accordance with this Certificate of Designations on a date during the period between the close of business on any Dividend Record Date and the close of business on the corresponding Dividend Payment Date, the Accrued Dividends with respect to such shares of Series C Preferred Stock shall continue to be payable, but shall not be deemed to be Accumulated Dividends or added to the Original Issuance Price for purposes of such redemption. For the avoidance of doubt, such Accrued Dividends shall include dividends accruing from, and including, the last day of the most recently preceding fiscal quarter to, but not including, the Corporation Redemption Date or the Mandatory Redemption Date, as applicable. The Holders at the close of business on a Dividend Record Date shall be entitled to receive any dividend paid as a Cash Dividend on those shares on the corresponding Dividend Payment Date.

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SECTION 4.     Special Rights.

(a)          Except for any vote or consent of stockholders required by the Delaware General Corporation Law, the Certificate of Incorporation or this Certificate of Designations, the Series C Preferred Stock shall have no voting rights, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof. Each Holder will have one (1) vote per share on any matter on which Holders of Series C Preferred Stock are entitled to vote, whether at a meeting or by written consent without a meeting.

(b)          So long as any shares of Series C Preferred Stock are outstanding, the consent of the Major Holders, given in person or by proxy, either by written consent without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating, whether at the Corporation or any Subsidiary thereof (unless expressly limited otherwise), any of the following, provided that, the actions contemplated by Sections 4(b)(i) and (ii) shall also require the consent of the Minority Holder Representative:

(i)          any amendment, modification or alteration of, or supplement to, the Certificate of Incorporation, the bylaws of the Corporation or this Certificate of Designations, including any amendment, modification or alteration of any rights, preferences or privileges of the Series C Preferred Stock or any other duly authorized issued and outstanding Equity Interests of the Corporation, in each case, in a manner that would be adverse to any Holder in any material respect;

(ii)         any amendment, modification or alteration of, or supplement to any certificate of formation, certificate of incorporation, bylaws, partnership agreement, limited liability company agreement or similar organization or governing document or instrument with respect to the Corporation’s Subsidiaries, in each case, in a manner that would be adverse to any Holder in any material respect;

(iii)        any Bankruptcy Event;

(iv)        any filing or election to adopt any voluntary change in the tax classification for U.S. federal income tax purposes (including by reorganization);

(v)         any issuance, authorization, creation of (including by reclassification of currently-issued Equity Interests or otherwise), reservation of, or any increase by the Corporation in the issued or authorized amount of, any specific class or series of Equity Interests (including any Parity Stock, Series C Preferred Stock, Senior Stock or any such Equity Interests to be issued in connection with an equity incentive plan or any debt security convertible into such Equity Interests), excluding Junior Stock;

(vi)        any issuance, authorization or creation of, or any increase by any of the Corporation’s Subsidiaries of any issued or authorized amount of, any specific class or series of Equity Interests;

(vii)       any incurrence, assumption or issuance of any Indebtedness (including incurring additional Indebtedness on existing credit facilities and debt instruments) by the Company or its Subsidiaries in excess of $15,000,000, other than Indebtedness expressly contemplated by the then-current Approved Budget;

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(viii)      any Change of Control, except to the extent the Series C Preferred Stock is properly redeemed in connection therewith at the closing of such transaction pursuant to Sections 6 or 7;

(ix)         except for repurchases of the Series C Preferred Stock pursuant to this Certificate of Designations, or repurchases of Equity Interests pursuant to any equity incentive plan of the Corporation, any repurchase, redemption or buy back of any Equity Interests;

(x)          until such time as the Series C Preferred Stock has been redeemed at the Corporation Redemption Price as set forth in this Certificate of Designations, declaring any dividend or making any distributions on any Parity Stock or Junior Stock;

(xi)         any increase in the number of directors appointed to the Corporation’s Board of Directors beyond the number set forth in the Certificate of Incorporation, this Certificate of Designations or the Bylaws of the Corporation;

(xii)        any expansion into or carrying on, or allowing any Subsidiary to expand into or carry on any new line of business other than the Principal Business;

(xiii)       except as contemplated by the Purchase Agreement, any hiring, termination, or material change of the authority, compensation (including manner of payment) or responsibilities of the Senior Management of the Corporation;

(xiv)      any sale, lease, transfer, grant of an exclusive license, or other disposition to any Person (other than non-exclusive intercompany licenses between the Corporation and its Subsidiaries) of material intellectual property or technology of the Corporation or any of its Subsidiaries that is necessary or beneficial to the development of the Project;

(xv)       any transaction with an employee, officer, shareholder, manager, member, director or Affiliate of the Corporation or any of its Subsidiaries (other than the Corporation or any of its Subsidiaries), any member of his or her immediate family (if such Person is an individual) or any of their respective Affiliates (other than the Corporation or any of its Subsidiaries) (each a “Related Person”) exceeding $100,000 in value or materially amend any existing transactions which, before and after such amendment, exceeds $100,000 in value with a Related Person;

(xvi)      subject to Section 12(a), the adoption of the Annual Operating Budget, or any material modification to any Approved Budget in excess of 15% on a summary line item basis, and up to an aggregate increase of 5% of the Approved Budget (across all summary line items), other than any such modifications or increases with respect to actual costs: (A) for recurring natural gas and feedstock costs incurred by the Company or any of its Subsidiaries in the ordinary course of business pursuant to then-existing contracts or (B) to fund any emergency or other urgent non-discretionary expenditures required to preserve or protect or maintain the continued operation of the assets or personnel of the Company or any of its Subsidiaries (including an order to comply with emergency orders of any governmental entity that cannot be stayed by Corporation with sufficient time to apprise the Board prior to taking such action); provided that the Corporation notifies the Holders promptly thereafter, including reasonable information and documentation to explain the need for the expenditure and the urgent reasons therefore, together with such other information as reasonably requested by the Holders on the actions taken and the expenditures made in connection with the emergency;

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(xvii)     to the extent not contemplated in an Approved Budget or pursuant to any agreement, instrument or arrangement (A) existing as of the Issue Date, (B) disclosed pursuant to Section 3.19(c) or Section 5.01 of the Purchase Agreement and (C) listed in the Disclosure Schedules of the Purchase Agreement, any purchase, sale, lease, transfer or otherwise acquisition or disposal of material assets or any investment, whether on behalf of the Corporation or any of its Subsidiaries, in each case, in any transaction or series of related transactions for consideration (including assumed indebtedness) in excess of $2,500,000;

(xviii)    to the extent not contemplated in an Approved Budget or pursuant to any agreement, instrument or arrangement (A) existing as of the Issue Date, (B) disclosed pursuant to Section 3.19(c) or Section 5.01 of the Purchase Agreement and (C) listed in the Disclosure Schedules of the Purchase Agreement, any sale or purchase of any equity interests in any Subsidiary of the Corporation;

(xix)       any grant of any lien, security interest, pledge, mortgage or other encumbrance on any assets of the Corporation or any of its Subsidiaries, subject to (i) liens securing the indebtedness under, or otherwise permitted to be outstanding by, the Corporation’s existing credit facilities as of January 1, 2022, or securing any other indebtedness not exceeding $10,000,000 in the aggregate on a per year basis; (ii) liens in the ordinary course of business in favor of an equipment lessor, an engineering, procurement or construction contractor, or a materials or component supplier or (iii) liens granted pursuant to any limited recourse Project financing; or

(xx)        any action, authorizing or approving, committing to or entering into any agreement with respect to any of the foregoing.

(c)          The rules and procedures for calling and conducting any meeting of the Holders (including the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other procedural aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Certificate of Incorporation, the bylaws of the Corporation and applicable law.

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(d)          Subject to the other provisions of this Section 4(d) and for so long as any shares of Series C Preferred Stock are outstanding, ExxonMobil shall have the option and right (but not the obligation), exercisable at any time by delivering a written notice of such designation to the Corporation, (i) to appoint two (2) directors to the Board of Directors from the Issue Date until the earlier of an Event of Default or the fifth (5th) anniversary of the Issue Date and (ii) from and after the earlier of an Event of Default or the fifth (5th) year anniversary of the Issue Date, to appoint the number of directors to the Board of Directors that would constitute a majority of the whole Board of Directors (such rights to make such appointment contemplated by clause (ii), the “Majority Right”; any such directors appointed pursuant to clause (i) and (ii), the “Preferred Directors”) and the Corporation shall promptly take all actions necessary or advisable to effect ExxonMobil’s appointment regarding the Preferred Directors, notwithstanding anything to the contrary in Article III of the bylaws of the Corporation. The Preferred Directors shall be appointed by ExxonMobil at each annual meeting of stockholders of the Corporation, or by written consent in lieu of a meeting, with each Preferred Director (if applicable) serving a term of office expiring at the earliest of the next annual meeting of stockholders of the Corporation or the death, resignation or removal of such Preferred Director; provided, however, that any Preferred Director shall be reasonably acceptable to the Board of Directors and satisfy all applicable SEC, requirements of any National Securities Exchange, and applicable state law regarding service as a regular director of the Corporation, and shall comply in all material respects with the Corporation’s corporate governance guidelines as in effect from time to time. Further, ExxonMobil shall have the option and right (but not the obligation) to (x) have representation on each committee of the Board of Directors to the extent not prohibited by applicable law or rule or regulation of the SEC or any National Securities Exchange on which the Corporation’s Common Stock is listed or admitted to trading, and (y), to the extent ExxonMobil does not elect to have, or is prohibited by applicable law from having, a Preferred Director on a committee of the Board of Directors, appoint a non-voting observer (a “Preferred Committee Observer”) to any or all committees of which a Preferred Director is not a member. At any meeting held for the purpose of appointing a Preferred Director or Preferred Committee Observer, the presence in person or by proxy of ExxonMobil shall constitute a quorum for the purpose of such appointment. Subject to the other provisions of this Section 4(d), the initial Preferred Directors elected by ExxonMobil shall serve as the Preferred Director until the expiration of each of his or her respective term of office or such earlier time as ExxonMobil elects to replace one or both of the initial Preferred Directors or any successors thereof upon prompt written notice to the Corporation. Any Preferred Director may be removed for cause or otherwise by, and only by, ExxonMobil, either at a special meeting duly called for that purpose or pursuant to a written consent of ExxonMobil submitted to the Corporation at any time. In the event of the resignation, death or removal (for cause or otherwise) of any Preferred Director or Preferred Committee Observer from the Board of Directors or any committee thereof, as applicable, and in the event of the vacancies created by the Majority Right, in each case, ExxonMobil shall have the continuing right to appoint any successor Preferred Directors and/or Preferred Committee Observer, as applicable, to the Board of Directors or any committee thereof, as applicable, to fill the resulting vacancy on the Board of Directors or any applicable committee thereof. For the avoidance of doubt, the number of authorized directors constituting the Board of Directors shall be increased by, and the Corporation shall take all action necessary to increase, the size of the Board of Directors and/or the number of Preferred Directors as necessary to give effect to the Majority Right (it being understood that the Board of Directors comprises seven (7) directors as of the Issue Date). Notwithstanding the foregoing, ExxonMobil shall have the right to appoint a director or representative (with applicable participation rights) to any technical committee of the Board of Directors, whether currently existing or established in the future.

(e)          Notwithstanding anything in this Section 4 to the contrary, if the Corporation desires to raise new senior capital (whether debt or senior equity, including in connection with any issuance of Equity Interests of a Subsidiary) for purposes of effecting a full redemption of the Series C Preferred Stock pursuant to Section 6, then any consent required to be obtained from the Major Holders pursuant to Section 4(b) shall not be unreasonably withheld, conditioned or delayed, provided that the Corporation acknowledges and agrees that it shall be reasonable for any of the Major Holders to withhold its consent in consideration of and/or in connection with the impact on any Equity Interests, including the Common Stock or existing warrants held by any of the Major Holders.

SECTION 5.     Liquidation Rights.

(a)          In the event of any liquidation, winding-up or dissolution of the Corporation, whether voluntary or involuntary (“Liquidation Event”), each Holder shall first be entitled to receive, in respect of such shares of Series C Preferred Stock, and to be paid out of the assets of the Corporation, an amount in cash equal to the Corporation Redemption Price, in preference to the holders of, and before any payment or distribution is made on, any Junior Stock.

(b)          Neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the assets or business of the Corporation (other than in connection with the liquidation, winding up or dissolution of its business), nor the merger or consolidation of the Corporation into or with any other Person, or a Change of Control, shall be deemed to be a Liquidation Event.

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(c)          In the event the assets of the Corporation available for distribution to the Holders upon any Liquidation Event shall be insufficient to pay in full all amounts to which such Holders are entitled pursuant to Section 5(a), no such distribution shall be made on account of any shares of Parity Stock upon such liquidation, dissolution or winding-up unless proportionate distributable amounts shall be paid on account of the shares of Series C Preferred Stock, equally and ratably, in proportion to the full distributable amounts for which Holders of all Series C Preferred Stock and of any Parity Stock are entitled upon such liquidation, winding-up or dissolution.

SECTION 6.     Redemption.

(a)          At any time, and from time to time, the Corporation shall have the right, subject to applicable law, to redeem all or a portion of the shares of Series C Preferred Stock in an amount no less than the lesser of (x) 25,000 shares (as may be adjusted pursuant to Section 9(e)) of the Series C Preferred Stock then outstanding and (y) all shares of Series C Preferred Stock then outstanding, in each case, from any source of funds legally available for such purpose; provided that any such redemption shall be on a pro rata basis from all Holders based on the relative number of shares of Series C Preferred Stock held by each such Holder; provided, further, that the Corporation or any of its Subsidiaries may not raise any new senior or pari passu capital (whether debt or equity, including in connection with any issuance of Equity Interests of a Subsidiary) without the consent of the Major Holders, provided, further that the Corporation acknowledges and agrees that it shall be reasonable for any of the Major Holders to withhold its consent in consideration of and/or in connection with the impact on any Equity Interests, including the Common Stock or existing warrants held by any of the Major Holders. To the extent the Major Holders consent to such the raising of new senior capital, it shall be applied (i) if raised prior to the fourth (4th) anniversary of the Issue Date, solely for the purpose of (x) the repayment of any existing obligations of the Corporation or any of its Subsidiaries owed under the OpCo Credit Agreement, or (y) such other use as may be approved by the consent of the Major Holders, each in its sole discretion, or (ii) if raised from or after the fourth anniversary of the Issue Date, the Corporation shall be required to redeem a number of Series C Preferred Stock equal to the lesser of (x) the number of Series C Preferred Stock then issued and outstanding and (y) the gross proceeds from such senior capital raise divided by the Corporation Redemption Price (provided that, notwithstanding the foregoing, each Holder shall have the right, individually and in its discretion, to waive the foregoing redemption obligation of the Corporation solely with respect to the Series C Preferred Stock held by such Holder) (any such required redemption, a “Capital Raise Redemption”). Any such redemption shall be on a pro rata basis from all Holders based on the relative number of shares of Series C Preferred Stock held by each such Holder and shall occur at the date that the new senior capital is closed, unless waived by each Holder, and then no later than the tenth (10th) day following the date that such new senior capital is received by the Corporation(the “Corporation Redemption Date”).

(i)          Subject to applicable law, the Corporation shall effect any such redemption pursuant to this Section 6(a) by paying cash for each share of Series C Preferred Stock to be redeemed in an amount equal to the Corporation Redemption Price.

(ii)         The Corporation shall give notice of its election to redeem the Series C Preferred Stock pursuant to this Section 6(a) not less than thirty (30) days and not more than sixty (60) days before the Corporation Redemption Date, or with respect to any Capital Raise Redemption, no more than three (3) days following the date that such Capital Raise Redemption was first triggered pursuant to this Section 6(a), to the Holders of Series C Preferred Stock as such Holders’ names appear (as of the close of business on the Business Day next preceding the day on which notice is given) on the books of the Transfer Agent at the address of such Holders shown therein. Such notice (the “Corporation Redemption Notice”) shall state: (w) the Corporation Redemption Date, (x) the number of shares of Series C Preferred Stock to be redeemed from such Holder, (y) the Corporation Redemption Price, including the calculation thereof and evidence that such price is the greater amount of the applicable amounts constituting the Corporation Redemption Price and (z) the place where any shares of Series C Preferred Stock in certificated form are to be redeemed and be presented and surrendered for payment of the applicable Corporation Redemption Price therefor, which surrender and payment shall take place on the Corporation Redemption Date.

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(b)          If the Corporation gives a Corporation Redemption Notice, the Corporation shall deposit with the Paying Agent funds sufficient to redeem the shares of Series C Preferred Stock as to which the Corporation Redemption Notice shall have been given, no later than the open of business on the Corporation Redemption Date and the Corporation shall give the Paying Agent irrevocable instructions and authority to pay the Corporation Redemption Price to the Holders to be redeemed upon surrender or deemed surrender of the Series C Preferred Stock in certificated form therefor as set forth in the Corporation Redemption Notice. If the Corporation Redemption Notice shall have been given, then from and after the Corporation Redemption Date, unless the Corporation defaults in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the Corporation Redemption Notice, all dividends on such shares of Series C Preferred Stock to be redeemed shall cease to accrue and all other rights with respect to the shares of Series C Preferred Stock to be redeemed, including the rights, if any, to receive notices, will terminate, except only for the rights of Holders thereof to receive the Corporation Redemption Price. The Corporation shall be entitled to receive from the Paying Agent the interest income, if any, earned on such funds deposited with the Paying Agent (to the extent that such interest income is not required to pay the Corporation Redemption Price of the shares of Series C Preferred Stock to be redeemed), and the holders of any shares of Series C Preferred Stock so redeemed shall have no claim to any such interest income. Any funds deposited with the Paying Agent hereunder by the Corporation for any reason, including redemption of shares of Series C Preferred Stock, that remain unclaimed or unpaid after two (2) years after the Corporation Redemption Date or any other payment date, shall be, to the extent permitted by applicable law, repaid to the Corporation upon its written request, after which repayment the Holders entitled to such redemption or other payment shall have recourse only to the Corporation. Notwithstanding any Corporation Redemption Notice, there shall be no redemption of any shares of Series C Preferred Stock called for redemption until funds sufficient to pay the full Corporation Redemption Price of such shares shall have been deposited by the Corporation with the Paying Agent.

SECTION 7.     Mandatory Redemption Offer.

(a)          In the event of a Change of Control (and as a condition precedent for the Corporation consummating a Change of Control) or an Event of Default, the Corporation or a third party with the prior written consent of the Corporation (such party, as applicable, the “Redeeming Party”) shall make an irrevocable offer by providing the Holders of Series C Preferred Stock (i) a Change of Control Redemption Notice in the case of a Change of Control, or (ii) an Event of Default Redemption Notice in the case of an Event of Default to redeem all of the outstanding Series C Preferred Stock in accordance with the provisions of this Section 7; provided, however, that with respect to any Event of Default, such offer shall remain outstanding and available for acceptance until the earlier of (x) the Corporation curing all Events of Default or (y) acceptance by the Major Holders. The Major Holders shall have the right to accept or reject any such offer on behalf of all Series C Preferred Stock; provided that, prior to the fifth (5th) anniversary of the Issue Date, with respect to the mandatory redemption obligation pursuant to this Section 7 that is the result of a Change of Control, if the Major Holders have rejected or failed to elect to accept such offer within fifteen (15) Business Days of receipt of a Change of Control Redemption Notice, then each Holder (other than the Major Holders) shall have the right to accept such offer solely with respect to the Series C Preferred Stock held by such Holder, provided further that if the Series C Preferred Stock has not been redeemed in full by the fifth (5th) anniversary of the Issue Date, then each Holder shall have the right to cause the Company to redeem such shares of Series C Preferred Stock held by such Holder at any time from and after the fifth (5th) anniversary of the Issue Date, provided that such redemption would not reasonably be expected to result in the Insolvency of the Corporation or in a Bankruptcy Event (in each case, assuming the Corporation and its Subsidiaries are conducting the Principal Business). Any such acceptance of such offer shall be evidenced in a writing (the “Acceptance Notice”) delivered to the Corporation by the applicable Holders (the “Accepting Holders”) and any such redemption accepted shall occur on a date set by the Redeeming Party in its sole discretion, but no later than (i) the closing date for the Change of Control (it being understood that the redemption of Series C Preferred Stock is a condition precedent to any such Change of Control) or (ii) ten (10) Business Days after such acceptance by the Accepting Holders is made with respect to the occurrence of an Event of Default (in each case, the “Mandatory Redemption Date”). No later than one (1) day following the occurrence of an Event of Default, the Corporation shall deliver to the Holders of Series C Preferred Stock a written notice setting forth: (i) the Mandatory Redemption Date, (ii) Corporation Redemption Price, including the calculation thereof, and (iii) the place where any shares of Series C Preferred Stock in certificated form are to be redeemed and shall be presented and surrendered for payment of the Corporation Redemption Price therefor (the “Event of Default Redemption Notice”). Any such Event of Default Redemption notice shall be delivered and addressed to each Holder as such Holders’ names appear (as of the close of business on the Business Day next preceding the day on which notice is given) on the books of the Transfer Agent at the address of such Holders shown therein. Notwithstanding the foregoing, no failure by the Corporation to deliver an Event of Default Redemption Notice hereunder or the failure of an applicable Holder to timely issue an Acceptance Notice shall limit or negate the rights of such Holders, as applicable, to deliver an Acceptance Notice following any uncured Event of Default and, in such circumstance, upon the delivery by any Holder of an Acceptance Notice in connection with an Event of Default, the Corporation shall promptly (and in any event within one (1) Business Day of receiving such Acceptance Notice) deliver an Event of Default Redemption Notice.

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(b)          Subject to applicable law, the Redeeming Party shall effect any such redemption pursuant to this Section 7 by paying cash for each share of Series C Preferred Stock to be redeemed in an amount equal to the Corporation Redemption Price for such share of Series C Preferred Stock on such Mandatory Redemption Date.

(c)          In the case of a Change of Control, the Redeeming Party shall give notice (the “Change of Control Redemption Notice”) to the holders of the Series C Preferred Stock of such opportunity for redemption on the earlier of (i) twenty (20) Business Days prior to the date of execution of a definitive agreement giving rise (or that will give rise) to the Change of Control and (ii) at least thirty (30) days before the scheduled Mandatory Redemption Date. Any such notice shall be delivered and addressed to each Holder as such Holders’ names appear (as of the close of business on the Business Day next preceding the day on which notice is given) on the books of the Transfer Agent at the address of such Holders shown therein. Such Change of Control Redemption Notice shall state: (i) the Mandatory Redemption Date, (ii) Corporation Redemption Price, including the calculation thereof, and (iii) the place where any shares of Series C Preferred Stock in certificated form are to be redeemed and shall be presented and surrendered for payment of the Corporation Redemption Price therefor. Notwithstanding anything to the contrary, the Mandatory Redemption Date may be on the date of the Change of Control, if applicable, and any redemption pursuant to this Section 7 may be made simultaneously with the Change of Control.

(d)          If the Redeeming Party receives an Acceptance Notice, the Redeeming Party shall deposit with the Paying Agent funds sufficient to redeem the shares of Series C Preferred Stock as to which such Acceptance Notice shall have been given, no later than the open of business on the Mandatory Redemption Date, and the Redeeming Party shall give the Paying Agent irrevocable instructions and authority to pay the applicable Corporation Redemption Price to the Holders to be redeemed upon surrender or deemed surrender of the Series C Preferred Stock in certificated form therefor as set forth in the Change of Control Redemption Notice or the Event of Default Redemption Notice, as applicable.

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SECTION 8.    Mandatory Liquidity Event Process. If shares of the Series C Preferred Stock remain outstanding as of the fifth (5th) anniversary of the Issue Date or at any time following an Event of Default (for so long as such Event of Default is occurring), the Major Holders shall be entitled to cause the Corporation, and upon such requests the Corporation shall, engage an investment bank and other advisors approved by the Board of Directors (following the implementation of the Majority Right) to evaluate and explore a refinancing of the Series C Preferred Stock or a possible Change of Control (“Liquidity Event Process”). The Corporation shall use reasonable best efforts to promptly take all actions that are necessary or appropriate to effect such Liquidity Event Process on terms approved by the Major Holders including but not limited to causing its employees, officers, consultants, counsel and advisors to assist the investment bank in creating a list of potential acquirers or financing sources, executing customary non-disclosure agreements with potential acquirers or financing sources, establish and populate virtual data rooms with customary information, data and documentation, prepare teasers, confidential information memorandums or other similar materials, attend and participate in any meetings, conference calls or presentations regarding the Corporation, and its business with potential acquirers or financing sources, execute a letter of intent or term sheet and/or enter into definitive agreements. For the avoidance of doubt, any refinancing or direct or indirect purchase of Series C Preferred Stock in connection with a Liquidity Event Process shall be effected on a pro rata basis among all Holders based on the relative number of shares of Series C Preferred Stock held by each such Holder.

SECTION 9.     Uncertificated Shares; Certificated Shares; Adjustments.

(a)          Uncertificated Shares.

(i)          Form. Notwithstanding anything to the contrary herein, unless requested in writing by a Holder to the Corporation, the shares of Series C Preferred Stock shall be in uncertificated, book entry form as permitted by the bylaws of the Corporation and the Delaware General Corporation Law. Within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation shall, or shall cause the Transfer Agent to, send to the registered owner thereof an Ownership Notice.

(ii)         Transfer. Transfers of Series C Preferred Stock held in uncertificated, book-entry form shall be made only upon the transfer books of the Corporation kept at an office of the Transfer Agent upon receipt of proper transfer instructions from the registered owner of such Series C Preferred Stock or from a duly authorized attorney or from an individual presenting proper evidence of succession, assignment or authority to transfer the Series C Preferred Stock (“Authorized Party”). The Corporation may refuse any requested transfer until the Authorized Party furnishes evidence satisfactory to the Corporation that such transfer is proper.

(iii)        Legends. Each Ownership Notice issued with respect to a share of Series C Preferred Stock shall bear a legend in substantially the following form:

“THE SECURITIES IDENTIFIED HEREIN HAVE NOT BEEN REGISTERED AND ARE NOT EXPECTED TO BE UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY OTHER JURISDICTION. NEITHER THESE SECURITIES NOR ANY INTEREST OR PARTICIPATION THEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE FOREGOING LEGEND WILL BE REMOVED AND A NEW OWNERSHIP NOTICE PROVIDED WITH RESPECT TO THE SECURITIES IDENTIFIED HEREIN UPON THE REQUEST OF THE HOLDER AFTER THE EXPIRATION OF THE APPLICABLE HOLDING PERIOD WITH RESPECT TO RESTRICTED SECURITIES SET FORTH IN RULE 144 UNDER THE SECURITIES ACT.

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SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN THE CERTIFICATE OF INCORPORATION OF GLOBAL CLEAN ENERGY HOLDINGS, INC. (THE “CORPORATION”), INCLUDING THE CERTIFICATES OF DESIGNATIONS INCLUDED THEREIN (AS FURTHER AMENDED or AMENDED AND RESTATED FROM TIME TO TIME, THE “CHARTER”), THE CORPORATION IS AUTHORIZED TO ISSUE MORE THAN ONE CLASS OF STOCK OR MORE THAN ONE SERIES OF ANY CLASS AND THE CORPORATION WILL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS OF EACH CLASS OF STOCK OR SERIES THEREOF AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS. THE SHARES IDENTIFIED HEREIN ARE SUBJECT TO THE OBLIGATIONS AND RESTRICTIONS STATED IN, AND ARE TRANSFERABLE ONLY IN ACCORDANCE WITH, THE PROVISIONS OF THE CHARTER AND THE CERTIFICATE OF DESIGNATION FILED WITH THE SECRETARY OF STATE FOR THE STATE OF DELAWARE PURSUANT TO SECTION 202 OF THE DELAWARE GENERAL CORPORATION LAW (THE “CERTIFICATE OF DESIGNATION”). THE TERMS OF THE CHARTER AND THE CERTIFICATE OF DESIGNATION ARE HEREBY INCORPORATED INTO THIS NOTICE BY REFERENCE.

IN CONNECTION WITH ANY TRANSFER OF THE SECURITIES IDENTIFIED HEREIN, THE HOLDER or a duly authorized attorney or an individual presenting proper evidence of succession, assignment or authority to transfer THE SECURITIES IDENTIFIED HEREIN WILL DELIVER TO THE TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.”

In addition, each Ownership Notice issued with respect to a share of Series C Preferred Stock shall bear a legend in substantially the following form:

“BY ACCEPTANCE HEREOF, THE HOLDER SHALL BE DEEMED TO HAVE AGREED WITH THE CORPORATION THAT, FOR SO LONG AS THE HOLDER HOLDS THE SECURITIES IDENTIFIED HEREIN, THE HOLDER SHALL NOT, AND SHALL CAUSE ITS AFFILIATES NOT TO, DIRECTLY OR INDIRECTLY, ENGAGE IN ANY SHORT SALE OF THE COMMON STOCK OF THE CORPORATION.”

(b)          Certificated Shares.

(i)          Form and Dating. When Series C Preferred Stock is held in certificated form (“Certificated Series C Preferred Stock”), such certificate and the Transfer Agent’s certificate of authentication shall be substantially in the form set forth in Exhibit A, which is hereby incorporated in and expressly made a part of this Certificate of Designations. The Certificated Series C Preferred Stock may contain notations, legends or endorsements required by applicable law, stock exchange rules, agreements to which the Corporation is subject, if any, or usage; provided that any such notation, legend or endorsement is in a form acceptable to the Corporation. Each share of Certificated Series C Preferred Stock shall be dated the date of its authentication.

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(ii)         Execution and Authentication. Two (2) Officers shall sign each share of Certificated Series C Preferred Stock on behalf of the Corporation by manual or facsimile signature. If an Officer whose signature is on a share of Certificated Series C Preferred Stock no longer holds that office at the time the Transfer Agent authenticates the share of Certificated Series C Preferred Stock, the Series C Preferred Stock shall be valid nevertheless. No share of Certificated Series C Preferred Stock shall be valid until an authorized signatory of the Transfer Agent manually signs the certificate of authentication associated with such share of Certificated Series C Preferred Stock. The signature shall be conclusive evidence that the Series C Preferred Stock has been authenticated under this Certificate of Designations. The Transfer Agent shall authenticate and deliver certificates for shares of Certificated Series C Preferred Stock for original issue upon a written order of the Corporation signed by two (2) Officers or by an Officer and an Assistant Treasurer of the Corporation. Such order shall specify the number of shares of Certificated Series C Preferred Stock to be authenticated and the date on which the original issue of the Certificated Series C Preferred Stock is to be authenticated. The Transfer Agent may appoint an authenticating agent reasonably acceptable to the Corporation to authenticate the certificates for the Certificated Series C Preferred Stock. Unless limited by the terms of such appointment, an authenticating agent may authenticate certificates for the Certificated Series C Preferred Stock whenever the Transfer Agent may do so. Each reference in this Certificate of Designations to authentication by the Transfer Agent includes authentication by such agent. An authenticating agent has the same rights as the Transfer Agent or agent for service of notices and demands.

(iii)        Transfer and Exchange. When shares of Certificated Series C Preferred Stock are presented to the Transfer Agent with a request to register the transfer of such shares of Certificated Series C Preferred Stock or to exchange such Certificated Series C Preferred Stock for an equal number of shares of Certificated Series C Preferred Stock, the Transfer Agent shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the shares of Certificated Series C Preferred Stock surrendered for transfer or exchange:

(A)         shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Corporation and the Transfer Agent, duly executed by the Holder thereof or its attorney duly authorized in writing; and

(B)         is being transferred or exchanged pursuant to subclause (1) or (2) below, and is accompanied by the following additional information and documents, as applicable:

(1)         if such shares of Certificated Series C Preferred Stock are being delivered to the Transfer Agent by a Holder for registration in the name of such Holder, without transfer, a certification from such Holder to that effect in substantially the form of Exhibit C hereto; or

(2)         if such shares of Certificated Series C Preferred Stock are being transferred to the Corporation or to a “qualified institutional buyer” in accordance with Rule 144A under the Securities Act or pursuant to another exemption from registration under the Securities Act, (i) a certification to that effect (in substantially the form of Exhibit C hereto) and (ii) if the Corporation so requests, an opinion of counsel or other evidence reasonably satisfactory to it as to the compliance with the restrictions set forth in the legend set forth in Section 9(b)(iv).

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(iv)        Legends.

(A)         Each certificate evidencing shares of Certificated Series C Preferred Stock shall bear a legend in substantially the following form:

“THESE SECURITIES HAVE NOT BEEN AND ARE NOT EXPECTED TO BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY OTHER JURISDICTION. NEITHER THESE SECURITIES NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION.

THE FOREGOING LEGEND WILL BE REMOVED AND A NEW CERTIFICATE PROVIDED WITH RESPECT TO THESE SECURITIES UPON THE REQUEST OF THE HOLDER AFTER THE EXPIRATION OF THE APPLICABLE HOLDING PERIOD WITH RESPECT TO RESTRICTED SECURITIES SET FORTH IN RULE 144 UNDER THE SECURITIES ACT.

SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN THE CERTIFICATE OF INCORPORATION OF GLOBAL CLEAN ENERGY HOLDINGS, INC. (THE “CORPORATION”), INCLUDING THE CERTIFICATES OF DESIGNATIONS INCLUDED THEREIN (AS FURTHER AMENDED OR AMENDED AND RESTATED FROM TIME TO TIME, THE “CHARTER”), THE CORPORATION IS AUTHORIZED TO ISSUE MORE THAN ONE CLASS OF STOCK OR MORE THAN ONE SERIES OF ANY CLASS AND THE CORPORATION WILL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS OF EACH CLASS OF STOCK OR SERIES THEREOF AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS. THE SHARES EVIDENCED BY THIS NOTICE ARE SUBJECT TO THE OBLIGATIONS AND RESTRICTIONS STATED IN, AND ARE TRANSFERABLE ONLY IN ACCORDANCE WITH, THE PROVISIONS OF THE CHARTER AND THE CERTIFICATE OF DESIGNATION FILED WITH THE SECRETARY OF STATE FOR THE STATE OF DELAWARE PURSUANT TO SECTION 202 OF THE DELAWARE GENERAL CORPORATION LAW (THE “CERTIFICATE OF DESIGNATION”). THE TERMS OF THE CHARTER AND THE CERTIFICATE OF DESIGNATION ARE HEREBY INCORPORATED INTO THIS CERTIFICATE BY REFERENCE.

IN CONNECTION WITH ANY TRANSFER OF THESE SECURITIES, THE HOLDER OR A DULY AUTHORIZED ATTORNEY OR AN INDIVIDUAL PRESENTING PROPER EVIDENCE OF SUCCESSION, ASSIGNMENT OR AUTHORITY TO TRANSFER THESE SECURITIES WILL DELIVER TO THE TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.”

(v)         Replacement Certificates. If any certificates of any Series C Preferred Stock shall be mutilated, lost, stolen or destroyed, the Corporation shall issue, in exchange and in substitution for and upon cancellation of the mutilated certificate, or in lieu of and substitution for the certificate lost, stolen or destroyed, a new certificate of like tenor and representing an equivalent amount of shares of Series C Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such certificate and indemnity, if requested, satisfactory to the Corporation and the Transfer Agent.

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(vi)        Cancellation. In the event the Corporation shall purchase or otherwise acquire Certificated Series C Preferred Stock, the same shall thereupon be delivered to the Transfer Agent for cancellation. The Transfer Agent and no one else shall cancel and destroy all Series C Preferred Stock certificates surrendered for transfer, exchange, replacement or cancellation and deliver a certificate of such destruction to the Corporation unless the Corporation directs the Transfer Agent to deliver canceled Series C Preferred Stock certificates to the Corporation. The Corporation may not issue new Series C Preferred Stock certificates to replace Series C Preferred Stock certificates to the extent they evidence Series C Preferred Stock which the Corporation has purchased or otherwise acquired.

(c)          Certain Obligations with Respect to Transfers and Exchanges of Series C Preferred Stock.

(i)          To permit registrations of transfers and exchanges, the Corporation shall execute and the Transfer Agent shall authenticate Certificated Series C Preferred Stock as required pursuant to the provisions of this Section 9.

(ii)         All shares of Series C Preferred Stock, whether or not Certificated Series C Preferred Stock, issued upon any registration of transfer or exchange of such shares of Series C Preferred Stock shall be the valid obligations of the Corporation, entitled to the same benefits under this Certificate of Designations as the shares of Series C Preferred Stock surrendered upon such registration of transfer or exchange.

(iii)        Prior to due presentment for registration of transfer of any shares of Series C Preferred Stock, the Transfer Agent and the Corporation may deem and treat the Person in whose name such shares of Series C Preferred Stock are registered as the absolute owner of such Series C Preferred Stock and neither the Transfer Agent nor the Corporation shall be affected by notice to the contrary.

(iv)        No service charge shall be made to a Holder for any registration of transfer or exchange of any Series C Preferred Stock on the transfer books of the Corporation or the Transfer Agent or upon surrender of any Series C Preferred Stock certificate at the office of the Transfer Agent maintained for that purpose. Notwithstanding the foregoing, the Corporation shall not be required to pay any tax or other governmental charge that may be payable in respect of any registration of transfer or exchange of any Series C Preferred Stock in a name other than that of the Holders of such shares of Series C Preferred Stock, and the Person or Persons requesting the issuance thereof shall be required to pay to the Corporation the amount of such tax or governmental charge or shall have established to the satisfaction of the Corporation that such tax or governmental charge has been paid.

(d)          No Obligation of the Transfer Agent. The Transfer Agent shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Certificate of Designations or under applicable law with respect to any transfer of any interest in any Series C Preferred Stock other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Certificate of Designations, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

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(e)          Adjustments. If the Corporation shall at any time effect a subdivision or consolidation of the outstanding shares of Series C Preferred Stock into a greater or lesser number of shares of Series C Preferred Stock (including pursuant to a reorganization, recapitalization, stock dividend, stock split or the like), then upon occurrence of each such event, the applicable Original Issuance Price, Liquidation Preference, Corporation Redemption Price and any other similar value stated herein shall be appropriately amended to provide to such Holders the same economic effect as contemplated by this Certificate of Designations prior to such event.

SECTION 10.   Tag-Along Rights.

(a)          At any time prior to the redemption of all of the issued and outstanding shares of Series C Preferred Stock, if one or more Major Holders (the “Tag-Along Transferor”) proposes to transfer, directly or indirectly, any shares of Series C Preferred Stock held by such Major Holder(s) to an unaffiliated third party (a “Third Party Purchaser”), in a single transfer or a series of related transfers, then the Minority Holder Representative shall have the right (a “Tag-Along Right”) to engage in commercially reasonable efforts to co-market the respective issued and outstanding shares of Series C Preferred Stock held by the relevant minority Holders to the proposed Third Party Purchaser and negotiate the purchase from such Holder, on the same terms and conditions as apply to the Tag-Along Transferor, up to a number of such Holder’s Series C Preferred Stock equal to the number derived by multiplying (A) the total number of shares of Series C Preferred Stock that such Third Party Purchaser has agreed or committed to purchase by (B) a fraction, the numerator of which is the total number of shares of Series C Preferred Stock owned by such other Holder and the denominator of which is the aggregate number of shares of Series C Preferred Stock owned by all Holders who have exercised the Tag-Along Right (including the Tag-Along Transferor). Nothing in this Section 10 shall prevent the Tag-Along Transferor from agreeing, effecting and/or consummating any transaction with the Third Party Purchaser.

(b)          Each Holder shall bear its pro rata share of the costs of any transaction in which it sells shares of its Series C Preferred Stock pursuant to this Section 10 (based upon the net proceeds received by such Holder in such transaction) to the extent such costs are incurred for the benefit of all Holders and are not otherwise paid by the Corporation or the Third Party Purchaser.

SECTION 11.   Pre-emptive Rights.

(a)          With respect to (i) any issuance by the Corporation of shares of Series C Preferred Stock (“New Series C Preferred Securities”) or (ii) any issuance by the Corporation of shares of Parity Stock or Senior Stock (such securities or rights, “New Preferred Securities” and, together with the New Series C Preferred Securities, the “New Securities”), each Holder may elect to subscribe for and purchase for the issuance price offered by the Corporation such Holder’s pro rata share (based on the relative number of shares of Series C Preferred Stock held by such Holder) of such New Securities.

(b)          The Corporation shall give each Holder fourteen (14) Business Days written notice before making any sale or offering of New Securities and shall advise each Holder of its rights under this Section 11 to participate in such offering; provided that, for the avoidance of doubt, a Holder shall be permitted to fund and consummate such a sale of New Securities with respect to such Holder’s pro rata portion prior the end of such fourteen (14) Business Day-period. The notice shall describe the price and the terms on which the Corporation proposes to sell, transfer, or otherwise distribute the New Securities, together with a calculation of such Holder’s pro rata share of such New Securities. Each Holder will then have ten (10) Business Days after the receipt of the notice to advise the Corporation in writing whether it will exercise its rights hereunder and to deliver payment in full for the shares of New Securities it elects to purchase. If a Holder fails to deliver payment within the requisite time period for the New Securities it elects to purchase, such Holder shall have no further preemptive purchase rights under this Section 11 in connection with such offering of New Securities.

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(c)          In addition to circumstances specified in the definition of Senior Stock and subject always to the rights of the Major Holders pursuant to Section 4(b), any issuance of equity securities by any Subsidiary of the Corporation, other than issuances (i) to the Corporation or a wholly owned Subsidiary of the Corporation, (ii) made pursuant to any agreement, instrument or arrangement (A) existing as of the Issue Date, (B) disclosed pursuant to Section 3.19(c) of the Purchase Agreement and (C) listed in the Disclosure Schedules of the Purchase Agreement, (iii) made pursuant to the Purchase Agreement and other Transaction Documents (as defined in the Purchase Agreement), or (iv) in connection with a joint venture arrangement following which the Major Holders and/or any of their respective Affiliates, individually or in the aggregate, do not hold more than 50% of such equity securities, shall be deemed an issuance by the Corporation of Senior Stock to which the pre-emptive rights under this Section 11 shall apply. For the avoidance of doubt, any one or more capital raises solely involving the issuance, in the aggregate, of up to $62.5 million additional shares of Series C Preferred Stock to ExxonMobil or any of its Affiliates shall not give rise to any pre-emptive rights and any such additional shares of Series C Preferred Stock issued solely to ExxonMobil or any of its Affiliates shall not be deemed to be New Securities for purposes of this Section 11.

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SECTION 12.   Other Provisions.

(a)          Annual Operating Budget. Following the Issue Date, the Company shall maintain a reasonably detailed consolidated annual operating budget (on a month-by-month basis) (the “Annual Operating Budget”). At least 60 days prior to the end of each fiscal year, the Board shall meet to discuss and approve the Annual Operating Budget for the succeeding year. In the event that the Board does not approve such proposed Annual Operating Budget within thirty (30) calendar days of its submission to the Board, then (x) the Corporation shall cooperate in good faith with the Board of Directors to incorporate comments or suggestions to the Annual Operating Budget and re-submit an Annual Operating Budget for approval by the Board of Directors and (y) until such time as an Annual Operating Budget for the relevant fiscal year is approved by the Board of Directors, the prior year’s Approved Budget shall be deemed to apply to, and be approved by the Board of Directors for the subsequent fiscal year with a five (5%) percent increase to such prior year’s Approved Budget (which shall exclude any one-time extraordinary capital expenditures provided in such prior year’s Approved Budget). Following approval of the Annual Operating Budget by the Board of Directors pursuant to this Section 12(a), the Corporation shall submit such Annual Operating Budget for approval by the Major Holders pursuant to Section 4(b)(xvi) (it being acknowledged that such Annual Operating Budget shall be provided only to the Major Holders (and no other Holders) for purposes of such approval). For purposes of this Certificate of Designation, any budget approved by the lenders under the OpCo Credit Agreement shall be deemed an approval of that portion of the Annual Operating Budget, and shall not require separate approval of the Board of Directors, Preferred Directors, or the Major Holders.

(b)          Use of Proceeds. Any proceeds received in relation to the Series C Preferred Stock shall only be used for (i) the continued development of the Project and (ii) the production of Camelina as feedstock for renewable diesel refining operations by the Corporation, in accordance with the Approved Budget.

(c)          Transfer. Any Holder may transfer the Series C Preferred Stock held by it to any of its Affiliates without the prior written consent of the Corporation, and the Corporation shall promptly take all actions necessary to evidence such transfer to the fullest extent permitted by applicable law. Subject to Section 10, any Holder may transfer the Series C Preferred Stock held by it to a non-Affiliated third party with the prior written consent of the Corporation, which shall not be unreasonably withheld, conditioned or delayed, and the Corporation shall promptly take all actions necessary to effectuate such transfer.

(d)          Notwithstanding the foregoing, the rights and obligations hereunder that are specific to ExxonMobil are personal to, and solely for the benefit of, ExxonMobil and the Corporation. Such rights and obligations (other than those held by ExxonMobil by virtue of its status as a Major Holder) shall not transfer with Series C Preferred Stock to any non-Affiliated third party without the prior written consent of the Corporation, which shall not be unreasonably withheld, conditioned or delayed. Any assignment or other transfer in violation of this Section 12(d) shall be void ab initio.

(e)          Cancellation. Shares of Series C Preferred Stock that have been issued and reacquired by the Corporation in any manner, including shares of Series C Preferred Stock purchased or redeemed or exchanged or converted, shall (upon compliance with any applicable provisions of the laws of Delaware) upon such reacquisition be automatically cancelled (and be deemed not outstanding) by the Corporation and shall not be reissued, and all rights of the Holder in such shares of Series C Preferred Stock so reacquired, including any rights to dividends, shall cease.

(f)          Whole Shares. The shares of Series C Preferred Stock shall be issuable only in whole shares.

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(g)          Notices.

(i)          Whenever notice is required to be given under this Certificate of Designations, unless otherwise provided herein, such notice must be in writing and shall be given in accordance with this Section 10.

(ii)         Without limiting the generality of the foregoing, the Corporation shall give written notice to each Holder at least ten (10) Business Days prior to the date on which the Corporation evidences the event in its books and records for determining rights to vote with respect to any matter set out in Section 4(b).

(iii)        All notices shall be deemed received by the addressee: (i) when made, if made by hand delivery; (ii) one (1) Business Day after being deposited with a nationally recognized next-day courier, postage prepaid; (iii) three (3) Business Days after being sent by first-class mail, postage prepaid; or (iv) if sent via email, on the Business Day when such email is received by the intended recipient and receipt is affirmatively acknowledged by email transmittal from the intended recipient.

(iv)        Notice to any Holder shall be given to the registered address set forth in the Corporation’s records for such Holder. The Corporation and the Holders may change their addresses by notice by the Corporation to all Holders or any Holder to the Corporation.

(v)         With respect to any notice to a Holder required to be provided hereunder, neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular Holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other Holders or affect the legality or validity of any vote upon any such action (assuming due and proper notice to such other Holders) provided that such notice has been properly given to (i) each Major Holder and (ii) the Minority Holder Representative.

(h)          Payments. Any payments required to be made hereunder on any day that is not a Business Day shall be made on the next succeeding Business Day without interest or additional payment for such delay. All payments required hereunder shall be made by wire transfer of immediately available funds in United States Dollars to the Holders in accordance with the payment instructions as such Holders may deliver by written notice to the Corporation from time to time.

(i)          Provision of Information. To the extent not filed with (or furnished to) the SEC and made publicly available on Edgar, the Corporation shall distribute to the Holders copies of all notices, materials, annual and quarterly reports, proxy statements, information statements and any other documents distributed generally to the holders of the Common Stock, at such times and by such method as documents are distributed to such holders of such Common Stock.

(j)          Secondment. So long as ExxonMobil holds any Series C Preferred Stock, ExxonMobil shall have the right to nominate up to three (3) secondees into the Corporation or its Subsidiaries; provided, that the positions, duties, responsibilities and other terms and conditions of each secondment shall be subject to the Corporation’s prior written approval. Upon receipt of such request from ExxonMobil and approval thereof by the Corporation, the Corporation or its Subsidiary (as applicable) shall promptly take all actions necessary to enable each secondment.

(k)          Non-circumvention. The Corporation hereby covenants and agrees that the Corporation will not, by amendment of its Certificate of Incorporation, bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Certificate of Designations, and will at all times in good faith carry out all the provisions of this Certificate of Designations and take all actions as may be reasonably necessary or appropriate to protect the rights of the Holders.

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(l)           Governing Law. This Certificate of Designations shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Certificate of Designations shall be governed by, the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (in any jurisdiction).

(m)         Dispute Resolution. The Corporation and Holder each agree and acknowledge that any dispute arising out of or related to this Certificate of Designations shall be exclusively adjudicated in the federal courts siting in the United States District Court for the Southern District of New York sitting in the City of New York, Borough of Manhattan, State of New York. The Corporation and each Holder hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designations. The Corporation acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders and that the remedy at law for any such breach may be inadequate. The Corporation therefore agrees that, in the event of any such breach or threatened breach, each Holder shall be entitled, in addition to all other available remedies, to seek specific performance and/or temporary, preliminary and permanent injunctive or other equitable relief from any court of competent jurisdiction in any such case without the necessity of proving actual damages and without posting a bond or other security.

(n)          Enforceability. If any provision of this Certificate of Designations is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, then such provision shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Certificate of Designations so long as this Certificate of Designations as so modified continues to express, without material change, the original intentions of the Corporation and the Holders as to the subject matter hereof and the respective expectations of such parties. The Corporation and the Major Holders shall thereafter replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

(o)          Remedies. The remedies provided in this Certificate of Designations shall be cumulative and in addition to all other remedies available under this Certificate of Designations, at law or in equity, and nothing herein shall limit any Holder’s right to pursue actual and, with respect to any Major Holder, consequential damages for any failure by the Corporation to comply with the terms of this Certificate of Designations and, in the event that any Major Holder pursues any consequential damages for any failure by the Corporation to comply with the terms of this Certificate of Designations, each other Holder shall also have the right to pursue consequential damages for such failure by the Corporation to comply with the terms of this Certificate of Designations. The Corporation shall provide all information and documentation to a Major Holder or the Minority Holder Representative that is reasonably requested by such Holder to enable such Holder to confirm the Corporation’s compliance with the terms and conditions of this Certificate of Designations, at law or in equity.

(p)          Attorney’s Fees. If there occurs any bankruptcy, reorganization, receivership of the Corporation or other proceedings affecting Corporation creditors’ rights and involving a claim under this Certificate of Designations, then the Corporation shall pay the costs incurred by such Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including attorneys’ fees and disbursements.

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(p)           Interpretation. Unless the context clearly indicates otherwise, each pronoun herein shall be deemed to include the masculine, feminine, neuter, singular and plural forms thereof. The terms “including,” “includes,” “include” and words of like import shall be construed broadly as if followed by the words “without limitation.” The terms “herein,” “hereunder,” “hereof” and words of like import refer to this entire Certificate of Designations instead of just the provision in which they are found. Unless expressly indicated otherwise, all section references are to sections of this Certificate of Designations.

(q)          Waiver. No failure or delay on the part of the Corporation or any Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party. Notwithstanding the foregoing, nothing contained in this Section (q) shall permit any waiver of any provision of Section (o).

[Signature page follows]

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IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed and attested this 23rd day of February, 2022.

GLOBAL CLEAN ENERGY HOLDINGS, INC.

By:	/s/ RICHARD PALMER
Name: Richard Palmer
Its: President & Chief Executive Officer

Attest:	/s/ RALPH GOEHRING
Ralph Goehring
Chief Financial Officer

EXHIBIT A

FORM OF SERIES C PREFERRED STOCK

FACE OF SECURITY

THESE SECURITIES HAVE NOT BEEN AND ARE NOT EXPECTED TO BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY OTHER JURISDICTION. NEITHER THESE SECURITIES NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION.

THE FOREGOING LEGEND WILL BE REMOVED AND A NEW CERTIFICATE PROVIDED WITH RESPECT TO THESE SECURITIES UPON THE REQUEST OF THE HOLDER AFTER THE EXPIRATION OF THE APPLICABLE HOLDING PERIOD WITH RESPECT TO RESTRICTED SECURITIES SET FORTH IN RULE 144 UNDER THE SECURITIES ACT.

SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN THE CERTIFICATE OF INCORPORATION OF GLOBAL CLEAN ENERGY HOLDINGS, INC. (THE “CORPORATION”), INCLUDING THE CERTIFICATES OF DESIGNATIONS INCLUDED THEREIN (AS FURTHER AMENDED OR AMENDED AND RESTATED FROM TIME TO TIME, THE “CHARTER”), THE CORPORATION IS AUTHORIZED TO ISSUE MORE THAN ONE CLASS OF STOCK OR MORE THAN ONE SERIES OF ANY CLASS AND THE CORPORATION WILL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS OF EACH CLASS OF STOCK OR SERIES THEREOF AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS. THE SHARES EVIDENCED BY THIS NOTICE ARE SUBJECT TO THE OBLIGATIONS AND RESTRICTIONS STATED IN, AND ARE TRANSFERABLE ONLY IN ACCORDANCE WITH, THE PROVISIONS OF THE CHARTER AND THE CERTIFICATE OF DESIGNATION FILED WITH THE SECRETARY OF STATE FOR THE STATE OF DELAWARE PURSUANT TO SECTION 202 OF THE DELAWARE GENERAL CORPORATION LAW (THE “CERTIFICATE OF DESIGNATION”). THE TERMS OF THE CHARTER AND THE CERTIFICATE OF DESIGNATION ARE HEREBY INCORPORATED INTO THIS CERTIFICATE BY REFERENCE.

BY ACCEPTANCE HEREOF, THE HOLDER SHALL BE DEEMED TO HAVE AGREED WITH THE CORPORATION THAT, FOR SO LONG AS THE HOLDER HOLDS THIS SECURITY, THE HOLDER SHALL NOT, AND SHALL CAUSE ITS AFFILIATES NOT TO, DIRECTLY OR INDIRECTLY ENGAGE IN ANY SHORT SALE OF THE COMMON STOCK OF THE CORPORATION.

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

Exhibit A-1

Certificate Number	[ ] Shares of
[ ]	Series C Preferred Stock

Series C Preferred Stock

Of

GLOBAL CLEAN ENERGY HOLDINGS, INC.

GLOBAL CLEAN ENERGY HOLDINGS, INC., a Delaware corporation (the “Corporation”), hereby certifies that [________] (the “Holder”) is the registered owner of [        ] fully paid and non-assessable shares of preferred stock, par value $0.001 per share, of the Corporation designated as the Series C Preferred Stock (the “Series C Preferred Stock”). The shares of Series C Preferred Stock are transferable on the books and records of the Transfer Agent, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer. The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Series C Preferred Stock represented hereby are issued and shall in all respects be subject to the provisions of the Certificate of Designations dated February 23, 2022, as the same may be amended from time to time (the “Certificate of Designations”). Capitalized terms used herein but not defined shall have the meaning given them in the Certificate of Designations. The Corporation will provide a copy of the Certificate of Designations to a Holder without charge upon written request to the Corporation at its principal place of business.

Reference is hereby made to select provisions of the Series C Preferred Stock set forth on the reverse hereof, and to the Certificate of Designations, which select provisions and the Certificate of Designations shall for all purposes have the same effect as if set forth at this place.

Upon receipt of this certificate, the Holder is bound by the Certificate of Designations and is entitled to the benefits thereunder.

Unless the Transfer Agent’s Certificate of Authentication hereon has been properly executed, these shares of Series C Preferred Stock shall not be entitled to any benefit under the Certificate of Designations or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Corporation has executed this certificate this ___ day of ___, 2022.

GLOBAL CLEAN ENERGY HOLDINGS, INC.

By:
Name:
Title:

By:
Name:
Title:

Exhibit A-2

TRANSFER AGENT’S CERTIFICATE OF AUTHENTICATION

These are shares of the Series C Preferred Stock referred to in the within-mentioned Certificate of Designations.

Dated:

,

as Transfer Agent,

By:
Name:
Title:

REVERSE OF SECURITY

Dividends on each share of Series C Preferred Stock shall be payable, when, as and if declared by the Board of Directors out of legally available funds as provided in the Certificate of Designations.

The shares of Series C Preferred Stock may be redeemed by the Corporation upon the satisfaction of the conditions and in the manner and according to the terms set forth in the Certificate of Designations.

The Corporation will furnish without charge to each holder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock and the qualifications, limitations or restrictions of such preferences and/or rights.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers the shares of Series C Preferred Stock ____________ evidenced hereby to:

(Insert assignee’s social security or tax identification number)

(Insert address and zip code of assignee)

and irrevocably appoints:

agent to transfer the shares of Series C Preferred Stock evidenced hereby on the books of the Transfer Agent. The agent may substitute another to act for him or her.

Date:

Signature:

(Sign exactly as your name appears on the other side of this Series C Preferred Stock Certificate) Signature Guarantee:                                   1

[1]	Signature must be guaranteed by an “eligible guarantor institution” that is a bank, stockbroker, savings and loan association or credit union meeting the requirements of the Transfer Agent, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Transfer Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

EXHIBIT B

OWNERSHIP NOTICE

THE SECURITIES IDENTIFIED HEREIN HAVE NOT BEEN AND ARE NOT EXPECTED TO BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY OTHER JURISDICTION. NEITHER THESE SECURITIES NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION.

THE FOREGOING LEGEND WILL BE REMOVED AND A NEW OWNERSHIP NOTICE PROVIDED WITH RESPECT TO THE SECURITIES IDENTIFIED HEREIN UPON THE REQUEST OF THE HOLDER AFTER THE EXPIRATION OF THE APPLICABLE HOLDING PERIOD WITH RESPECT TO RESTRICTED SECURITIES SET FORTH IN RULE 144 UNDER THE SECURITIES ACT.

SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN THE CERTIFICATE OF INCORPORATION OF GLOBAL CLEAN ENERGY HOLDINGS, INC. (THE “CORPORATION”), INCLUDING THE CERTIFICATES OF DESIGNATIONS INCLUDED THEREIN (AS AMENDED OR AMENDED AND RESTATED FROM TIME TO TIME, THE “CHARTER”), THE CORPORATION IS AUTHORIZED TO ISSUE MORE THAN ONE CLASS OF STOCK OR MORE THAN ONE SERIES OF ANY CLASS AND THE CORPORATION WILL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS OF EACH CLASS OF STOCK OR SERIES THEREOF AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS. THE SHARES EVIDENCED BY THIS NOTICE ARE SUBJECT TO THE OBLIGATIONS AND RESTRICTIONS STATED IN, AND ARE TRANSFERABLE ONLY IN ACCORDANCE WITH, THE PROVISIONS OF THE CHARTER THE CERTIFICATE OF DESIGNATION FILED WITH THE SECRETARY OF STATE FOR THE STATE OF DELAWARE PURSUANT TO SECTION 202 OF THE DELAWARE GENERAL CORPORATION LAW (THE “CERTIFICATE OF DESIGNATION”). THE TERMS OF THE CHARTER AND THE CERTIFICATE OF DESIGNATION ARE HEREBY INCORPORATED INTO THIS NOTICE BY REFERENCE.

IF THE SECURITIES IDENTIFIED HEREIN ARE SERIES C PREFERRED STOCK OF THE CORPORATION, THEN BY ACCEPTANCE HEREOF, THE HOLDER SHALL BE DEEMED TO HAVE AGREED WITH THE CORPORATION THAT, FOR SO LONG AS THE HOLDER HOLDS THIS SECURITY, THE HOLDER SHALL NOT, AND SHALL CAUSE ITS AFFILIATES NOT TO, DIRECTLY OR INDIRECTLY ENGAGE IN ANY SHORT SALE OF THE COMMON STOCK OF THE CORPORATION.

IN CONNECTION WITH ANY TRANSFER OF THESE SECURITIES, THE HOLDER OR A DULY AUTHORIZED ATTORNEY OR AN INDIVIDUAL PRESENTING PROPER EVIDENCE OF SUCCESSION, ASSIGNMENT OR AUTHORITY TO TRANSFER THESE SECURITIES WILL DELIVER TO THE TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

Exhibit B-1

This letter confirms and acknowledges that you are the registered owner of the number and the class or series of shares of capital stock of the Corporation listed on Schedule A to this letter.

In addition, please be advised that the Corporation will furnish without charge to each stockholder of the Corporation who so requests the powers, designations, preferences and relative participating, optional or other special rights of each class of stock, or series thereof, of the Corporation and the qualifications, limitations or restrictions of such preferences and/or rights, which are fixed by the Charter. Any such request should be directed to the Secretary of the Corporation.

The shares of capital stock of the Corporation have been not been registered under the Securities Act and, accordingly, may not be offered, sold, pledged or otherwise transferred within the United States or to, or for the account or benefit of, U.S. persons except pursuant to an effective registration statement under the Exchange Act or an exemption from the registration requirements of the Exchange Act.

Dated:

,

as Transfer Agent,

By:
Name:
Title:

Exhibit B-2

EXHIBIT C

CERTIFICATE TO BE DELIVERED UPON EXCHANGE OR

REGISTRATION OF TRANSFER OF SERIES C PREFERRED STOCK

Re:	Series C Preferred Stock (the “Series C Preferred Stock”) of Global Clean Energy Holdings, Inc. (the “Corporation”)

This Certificate relates to shares of Series C Preferred Stock held by (the “Transferor”) in*/:

☐	book entry form; or

☐	definitive form.

The Transferor has requested the Transfer Agent by written order to exchange or register the transfer of Series C Preferred Stock.

In connection with such request and in respect of such Series C Preferred Stock, the Transferor does hereby certify that the Transferor is familiar with the Certificate of Designations relating to the above-captioned Series C Preferred Stock and that the transfer of this Series C Preferred Stock does not require registration under the Securities Act of 1933 (the “Securities Act”) because */:

☐	such Series C Preferred Stock is being acquired for the Transferor’s own account without transfer;

☐	such Series C Preferred Stock is being transferred to the Corporation;

☐	such Series C Preferred Stock is being transferred to a qualified institutional buyer (as defined in Rule 144A under the Securities Act), in reliance on Rule 144A; or

☐	such Series C Preferred Stock is being transferred in reliance on and in compliance with another exemption from the registration requirements of the Securities Act (and based on an Opinion of Counsel if the Corporation so requests).

[INSERT NAME OF TRANSFEROR]

By:

Date:

*/	Please check applicable box.

Exhibit C-1